October 9, 2008

To:	Kensington Financial Investments Ltd. (“KFIL”)
From:	Wingate Capital Ltd. (“WING”)

1.	Termination of Credit Derivatives Transactions.

We refer to the Credit Derivative Transactions (the “Transactions”) between KFIL and WING, as described below:

Trade Date	Scheduled Maturity Date	Msymbol	Reference Number	Preliminary Termination Payment
May 21, 2008	June 20, 2015	ETFCCDS600F2015	1055498395	10,463,260.02
May 21, 2008	June 20, 2013	ETFCCDS640F2013	1055498391	27,238,465.91
May 21, 2008	March 20, 2011	ETCCDS680C2011	1055498389	25,678,359.96
May 12, 2008	May 12, 2011	ETCCDS780E2011	1055498399	6,773,402.01
May 12, 2008	May 12, 2014	ETFCCDS780E2014	1055498385	36,119,184.10

Pursuant to this agreement (this “Agreement”), with respect to the Transactions, effective as of October 9, 2008 (the “Termination Date”) the Transactions shall be terminated and, other than the payment of the Termination Payment (as defined below), neither party shall have any further obligation to the other party in connection therewith subsequent to the Termination Date.

2.	Termination Payment.

In consideration of the parties’ agreement to terminate the Transactions, KFIL agrees to pay USD 106,272,672.01 (the “Preliminary Termination Payment”) to WING for value on or before October 15, 2008. The Preliminary Termination Payment was calculated by the Calculation Agent utilizing a fair market value with respect to the Transactions as of the Termination Date. The Preliminary Termination Payment shall be subject to adjustment as follows:

As soon as reasonable practicable following the Trade Date the Calculation Agent shall solicit a fairness opinion as to the Preliminary Termination Payment from an internationally recognized expert in the valuation of the Reference Obligation. The fairness opinion shall specify a range (the “Fairness Termination Payment Range”) within which the Preliminary Termination Payment must fall in order to be subject to such fairness opinion.

131 South Dearborn Street	312-395-2100 Telephone
Chicago, Illinois 60603	312-977-0270 Facsimile

(a)  If the Preliminary Termination Payment is within the Fairness Termination Payment Range, the Preliminary Termination Payment shall be the Termination Payment.

(b)  If the Preliminary Termination Payment is not within the Fairness termination Payment Range, the Calculation Agent shall adjust the Preliminary Termination Payment by an amount (which may be a positive or negative amount) (the “Adjustment Amount”) equal to the amount required such that the aggregate of the Preliminary Termination Payment and the Adjustment Amount (the “Adjusted Preliminary Termination Payment”) is an amount equal to the median of the Fairness termination Payment Range, and the Adjusted Preliminary Termination Payment shall be the Termination Payment.

3.	Governing Agreement.

This Agreement shall be subject to and form a part of the ISDA Master Agreement between KFIL and WING dated as of November 29, 2007 (the “Master Agreement”).

4.	Representations and Warranties.

On the date of this Agreement each party makes to the other those representations and warranties set forth in Section 3(a) of the Master Agreement with references in such Section to “this Agreement” or “any Credit Support Document” being deemed references to this Agreement alone.

5.	Counterparts.

This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

6.	Amendments.

No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each party or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

7.	Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to the conflict of laws provisions thereof.

8.	Calculation Agent.

Citadel Limited Partnership.

Please confirm your agreement to the foregoing by signing below and returning it to us.

Very truly yours,

WINGATE CAPITAL LTD.
By: Citadel Limited Partnership, Portfolio Manger

/s/ ERICA L. TARPEY
Name:	ERICA L. TARPEY
Title:	Authorized Signatory

Confirmed as of the date first above written:

KENSINGTON FINANCIAL INVESTMENTS LTD.
By: Citadel Limited Partnership, Portfolio Manger

/s/ ERICA L. TARPEY
Name:	ERICA L. TARPEY
Title:	Authorized Signatory